Exhibit 4.8

10 February, 2006

SHARE REPURCHASE AGREEMENT

THIS AGREEMENT is made on 10 February, 2006

BETWEEN

(1)

CGen Digital Media Company Limited, a company with limited liability incorporated under the laws of the Cayman Islands with registered office at 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands (the “Company”); and

(2)	Chan Yi Sing of Unit 102, Block 67, King’s Garden, 88Jinyu Road, Shanghai 201103, P.R.C. (the “Shareholder”).

WHEREAS

The Shareholder holds 4,853,898 series A preferred shares of US$0.000001 each par value, presently nil paid, in the Company subscribed at a subscription price of US$0.10301 per share (the “Subscription Price”). The Company and the Shareholder have agreed that the Subscription Price be varied to US$0.000001 per share (the “Varied Subscription Price”) upon the signing of this Agreement and the Company will thereafter repurchase from the Shareholder all such shares at a consideration of US$0.000001 per share.

NOW IT IS AGREED BY THE PARTIES AS FOLLOWS:

1.	The Company agrees to the variation of the Subscription Price and acknowledges receipt of the Varied Subscription Price from the Shareholder and hereby agrees to credit the Repurchased Shares as fully paid.

2.	The Shareholder agrees to sell to the Company, and the Company agrees to purchase from the Shareholder, the Repurchased Shares and all rights attached thereto, free of any security, liens, liabilities, responsibilities and any third party rights.

3.	The Repurchased Shares will be sold and purchased at a consideration of US$0.000001 per Repurchase Share.

4.	The Repurchased Shares will be sold an purchased on the date when this Agreement is executed and the Shareholder shall deliver to the Company the share certificates for the Repurchased Shares.

5.	This Agreement shall be governed by the laws of the Cayman Islands.

IN WITNESS WHEREOF each of the Parties hereto has signed this Agreement on the date first set forth above.

CGEN DIGITAL MEDIA COMPANY LIMITED	CHINA YI SING

/S/	/S/
Name: Tian Guanyong
Position: CEO